UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2013

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-8899, 333-148108 and 333-175171	59-0940416
Commission File Nos.	(IRS Employer Identification Number)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 14, 2013, Claire’s Stores, Inc. (the “Company”) completed the closing of an offering of $320.0 million aggregate principal amount of 7.75% Senior Notes due 2020 (the “7.75% Notes”). The 7.75% Notes were issued at par. The 7.75% Notes were issued by the Company pursuant to an Indenture, dated as of May 14, 2013 (the “Indenture”), by and among the Company, the Company’s direct or indirect wholly-owned domestic subsidiaries (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The 7.75% Notes will mature on June 1, 2020. Interest on the 7.75% Notes accrues at a rate of 7.75% per annum and is payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2013.

On or after June 1, 2016, the Company may redeem all or a portion of the 7.75% Notes, at the prices set forth in the Indenture, plus accrued and unpaid interest to the redemption date. The Company has the option to redeem all or a portion of the 7.75% Notes, at any time prior to June 1, 2016, at a price equal to 100% of the principal amount of the 7.75% Notes redeemed plus accrued and unpaid interest to the redemption date plus a “make-whole” premium, as described in the Indenture. In addition the Company may redeem up to 35% of the original aggregate principal amount of the 7.75% Notes at a price equal to 107.750% of the aggregate principal amount of the 7.75% Notes to be redeemed (plus accrued and unpaid interest) with the proceeds of certain equity offerings. The Company may also redeem some or all of the 7.75% Notes at a price equal to 103.00% of the aggregate principal amount of the 7.75% Notes to be redeemed (plus accrued and unpaid interest) within 60 days of a qualifying initial public offering occurring prior to December 1, 2014.

Upon the occurrence of a change of control (as defined in the Indenture), each holder of the 7.75% Notes may require the Company to repurchase all or a portion of the 7.75% Notes in cash at a price equal to 101% of the aggregate principal amount of the 7.75% Notes to be repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that, among other things, limit (subject to exceptions) the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	create or incur certain liens;

•	pay dividends or make other restricted payments;

•	incur restrictions on the payment of dividends or other distributions from its restricted subsidiaries;

•	make certain investments;

•	transfer or sell assets;

•	engage in transactions with affiliates; or

•	merge or consolidate with other companies or transfer all or substantially all of its assets.

If at any time the 7.75% Notes receive and maintain an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing, certain covenants will be terminated.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, failure to pay at maturity or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 30% in principal amount of the then outstanding 7.75% Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the 7.75% Notes to be due and payable.

The foregoing description of the Indenture and the 7.75% Notes is qualified in its entirety by reference to the complete copies of such agreements or instruments that are filed as Exhibits 4.1 and 4.2, respectively to this Form 8-K and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement.

On May 14, 2013, the Company issued $320.0 million aggregate principal amount of the 7.75% Notes. The proceeds will be used to redeem all $312.5 million outstanding aggregate principal amount of the Company’s 9.25% Senior Notes due 2015 (the “9.25% Notes”) and 9.625%/10.375% Senior Toggle Notes due 2015 (the “Toggle Notes and, together with the 9.25% Notes, the “Senior Notes”). On May 14, 2013, the Company’s instructed the Trustee under the indentures governing the Senior Notes to notify the holders of the Senior Notes that the Company will redeem all of the outstanding Senior Notes on June 13, 2013. This is in addition to the previously announced redemption of $149.5 million principal amount of the 9.25% Notes scheduled to be redeemed on June 3, 2013 pursuant to a notice of redemption dated as of May 3, 2013. The redemption price will be 100% of the aggregate principal amount plus accrued and unpaid interest.

Item 8.01.	Other Events.

On May 14, 2013, the Company issued a press release announcing the closing of the offering of the 7.75% Notes and the redemption of the Senior Notes. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1	Indenture, dated as of May 14, 2013, by and among Claire’s Stores, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee

Exhibit 4.2	Form of 7.750% Senior Note due 2020 (included in the Indenture filed as Exhibit 4.1 hereto)

Exhibit 99.1	Claire’s Stores, Inc. Press Release dated May 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: May 16, 2013	By:	/s/ J. Per Brodin
J. Per Brodin
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 4.1	Indenture, dated as of May 14, 2013, by and among Claire’s Stores, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee

Exhibit 4.2	Form of 7.750% Senior Note due 2020 (included in the Indenture filed as Exhibit 4.1 hereto)

Exhibit 99.1	Claire’s Stores, Inc. Press Release dated May 14, 2013

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